Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hallmark Financial Services, Inc.:

We consent to the incorporation by reference in this registration statement of our report dated March 20, 2007, with respect to the consolidated balance sheets of Hallmark Financial Services, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, incorporated by reference, and to the reference to our firm under the heading  “Experts” in the Prospectus. Our report refers to a change in 2006 in the Company’s method of accounting for stock-based compensation.

KPMG LLP

Dallas, Texas
November 21, 2007